Exhibit 10.38

AMENDMENT NO. 1

AMENDMENT NO. 1, dated as of June 17, 2003 (“Amendment”), to the Amended and Restated Credit Agreement dated as of May 22, 2002 (the “Credit Agreement”), among Actuant Corporation (the “Company”), Credit Suisse First Boston, as Lead Arranger, Collateral Agent and Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, ING Capital LLC, as Documentation Agent and the Lenders party thereto. Capitalized terms not otherwise defined herein have the same meaning assigned to such terms in the Credit Agreement.

WITNESSETH:

WHEREAS, “Applied Power Inc.” was formally renamed “Actuant Corporation” on January 15, 2001;

WHEREAS, on May 22, 2002, the Company and the Required Lenders amended and restated the credit agreement dated as of July 31, 2000 among the Company Credit Suisse First Boston as Lead Arranger, Collateral Agent and Administrative Agent, First Union National Bank, as Syndication Agent, ING (U.S.) Capital LLC, as Documentation Agent and the Lenders party thereto;

WHEREAS, pursuant to Section 9.08 of the Credit Agreement, the Company and the Required Lenders desire to amend certain provisions of the Credit Agreement;

NOW THEREFORE, in consideration of the premises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Amendment.

(a) Section 2.13.    Clause (b) of Section 2.13 of the Credit Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“Not later than the third Business Day following the receipt of any Net Cash Proceeds of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g), other than (i) an aggregate of (x) $10.0 million in Net Cash Proceeds of Asset Sales consummated after the Original Closing Date and (y) the Net Cash Proceeds of any Sale and Lease-back Transaction to the extent permitted by Sections 6.03 and 6.01(f); provided, to the extent the Net Cash Proceeds from Sale and Lease-back Transactions permitted by Sections 6.03 and 6.01(f) exceeds $15.0 million in the aggregate, the Borrower shall apply such excess to prepay outstanding Term Loans in accordance with this Section 2.13 unless the Senior Leverage Ratio is less than 2.00:1.00 on such date on a pro forma basis and (ii) an additional $20.0 million of the Net Cash Proceeds of any Asset Sale consummated with respect to the assets set forth on Schedule 2.13(b) hereto, provided, that, for purposes of this clause (ii), on a pro forma basis for any such sale such Senior Leverage Ratio shall be less than 2.00:1.00 on the date of such sale.”

(b) Section 6.01.    Clauses (f) and (n) of Section 6.01 of the Credit Agreement are hereby amended by deleting such clauses in their entirety and replacing them with the following:

“(f)  Indebtedness evidence by (i) Capital Lease Obligations to the extent permitted pursuant to Section 6.08; provided that in no event shall the aggregate principal amount of Capital Lease Obligations permitted by this clause (i) exceed $5,000,000 at any time outstanding and (ii) any Sale and Lease-back Transactions the Attributable Debt of which shall not exceed $25,000,000 unless the Senior Leverage Ratio is less than 2.00:1.00 on such date on a pro forma basis;”

“(n)    Contingent Obligations consisting of guarantees by the Borrower of Indebtedness of any Subsidiary up to an amount not to exceed $5,000,000 in the aggregate; provided, that such amount shall be increased to up to $25,000,000 in the aggregate to the extent such guarantee relates solely to one or more Sale and Lease-back Transactions permitted by Sections 6.03 and 6.01(f); provided, further, that such guarantees relating solely to one or more Sale and Lease-back Transactions shall not be limited by this Section 6.01(n) to the extent that the Senior Leverage Ratio is less than 2.00:1.00 on such date on a pro forma basis;”

(c) Section 6.02.    Clause (m) of Section 6.02 of the Credit Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“(m)    Liens placed upon assets of the Borrower or any of its Subsidiaries subject to Sale and Lease-back Transactions to the extent permitted by Section 6.03 and 6.01(f); provided that (i) such Liens only serve to secure the payment of Attributable Debt arising under such Sale and Lease-back Transaction and (ii) the Lien encumbering the asset giving rise to the Sale and Lease-back Transaction does not encumber any other asset (other than proceeds thereof) of the Borrower or any Subsidiary of the Borrower.”

2. Conditions to Effectiveness.    This Amendment shall become effective as of the date first above written when, and only when, the Administrative Agent shall have received counterparts of this Amendment executed by the Company and the Requisite Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment. The effectiveness of this Amendment (other than Sections 5 and 7 hereof) is conditioned upon the accuracy of the representations and warranties set forth in Section 3 hereof.

3. Representations and Warranties.    In order to induce the Lenders and the Agents to enter into this Amendment, the Company represents and warrants to each of the Lenders and the Agents that after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing; and (ii) all of the representations and warranties in the Credit Agreement, after giving effect to this Amendment, are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4. Reference to and Effect on the Credit Agreement and the Notes.    On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference in each of the other Credit Documents to the “Amended and Restated Credit Agreement,” “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, the Notes and each of the other Credit Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

5. Costs, Expenses and Taxes.    The Company agrees to pay all reasonable costs and expenses of the Agents in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel) in accordance with the terms of Section 9.05 of the Credit Agreement. In addition, the Company shall pay or reimburse any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any, and agrees to save each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

6. Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Governing Law.    This Amendment shall be governed by and construed and enforced in accordance with, the internal laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York), without giving effect to any provisions thereof relating to conflicts of law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACTUANT CORPORATION

By:	/S/ TERRY M. BRAATZ
By: Terry M. Braatz Title: Treasurer

ING CAPITAL LLC

By:	/S/ THOMAS R. HOBBIS
Name Thomas R. Hobbis Title: Director

HARRIS TRUST AND SAVINGS BANK, as one of the Lenders

By:	/S/ MICHAEL M. FORDNEY
Name: Michael M. Fordney Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as one of the Lenders

By:	/S/ GEORGE L. WOOLSEY
Name: George L. Woolsey Title: Vice President

NATIONAL CITY BANK, as one of the Lenders

By:	/S/ GAVIN D. YOUNG
Name: Gavin D. Young Title: Account Officer

U.S. BANK, N.A. as one of the Lenders

By:	CAROLINE V. KRIDER
Name: Caroline V. Krider Title: Vice President & Senior Lender

CREDIT SUISSE FIRST BOSTON, as one of the Lenders (please type)

By:	JAY CHALL
Name: Jay Chall Title: Director

By:	CASSANDRA DROOGAN
Name: Cassandra Droogan Title: Associate

FLEET NATIONAL BANK, as one of the Lenders (please type)

By:	/S/ CHRISTOPHER E. LEATH
Name: Christopher Leath Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION, as one of the Lenders

By:	/S/ JAMES A. MEYER
James A. Meyer Senior Vice President

M&I MARSHALL & ILSLEY BANK, as one of the Lenders (please type)

By:	/S/ JAMES P. MCMULLEN
Name: James P. McMullen Title: Vice President

CREDIT INDUSTRIEL ET COMMERCIAL, as one of the Lenders

By:	/S/ BRIAN O’LEARY ANTHONY ROCK
Name: Brian O’Leary Anthony Rock Title: Vice President Vice President

BANK ONE, NA, as one of the Lenders (please type)

By:	/S/ JACK V. WEST, Jr.
Name: Jack V. West, Jr. Title: First Vice President

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